Exhibit 99.1

VESTA INSURANCE ANNOUNCES NYSE SUSPENSION OF ITS COMMON SHARES

     BIRMINGHAM,Ala., Dec. 28 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that it has been advised by the New York Stock Exchange (NYSE) that its common stock -- ticker symbol VTA -- will be suspended from trading on the NYSE beginning with the opening of business on January 5, 2006, or such earlier date as determined by the NYSE in its discretion. The Company expects its common stock will be quoted on the Pink Sheets under a new symbol to be assigned by Nasdaq.

     As previously disclosed on November 9, Vesta received notice from the NYSE that it was considered "below criteria" because its average total market capitalization was less than $75 million over a consecutive 30 trading-day period and its last reported shareholders' equity was less than $75 million. In addition, Vesta is considered a "late filer" because it has yet to file its December 31, 2004 Form 10-K and its September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 Form 10-Qs with the Securities and Exchange Commission.

     "We are disappointed that we will not able to complete the filing of our Form 10-K within the NYSE's initial 9-month cure period," said Norman W. Gayle, III, President and CEO. "We remain committed to doing everything we can to complete all necessary work related to the audit of our 2004 financial statements and filing the appropriate periodic reports with the SEC as soon as possible. Additionally, BDO Seidman, our new independent registered accounting firm, is working as expeditiously as possible in order to file our 2005 Form 10-Qs shortly after completing the filing of the 2004 Form 10-K."

About Vesta Insurance Group, Inc.

     Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.